Exhibit 10.6

SEVERANCE AGREEMENT

dated as of October 23, 2009,

between

COBALT INTERNATIONAL ENERGY, INC.,

(the Company)

and

John P. Wilkirson,

(Employee)

TABLE OF CONTENTS

PAGE
Article 1
DEFINITIONS

Section 1.01. Definitions	1

Article 2
EFFECTIVENESS; TERM OF AGREEMENT; PRIOR SEVERANCE AGREEMENT

Section 2.01. Effectiveness; Term of Agreement; Prior Severance Agreement	8

Article 3
CERTAIN EMPLOYEE REPRESENTATIONS AND AGREEMENTS; IPO EQUITY GRANT

Section 3.01. Services	8
Section 3.02. Accredited Investor Representations	8
Section 3.03. Transfer Restrictions	8
Section 3.04. Life Insurance	8
Section 3.05. IPO Equity Grants	9

Article 4
CONFIDENTIAL INFORMATION, INVENTIONS, BUSINESS OPPORTUNITIES AND GOODWILL

Section 4.01. Confidential Information, Inventions, Business Opportunities and Goodwill	9

Article 5
TERMINATION OF EMPLOYMENT AND NOTICE OF TERMINATION OF EMPLOYMENT

Section 5.01. Termination of Employment	9
Section 5.02. Notice of Termination of Employment	10
Section 5.03. Deemed Resignations	10

Article 6
SEVERANCE BENEFITS

Section 6.01. Death, Disability, Termination for Cause or Resignation Without Good Reason	10
Section 6.02. Involuntary Termination	11

i

Section 6.03. Death, Disability or Involuntary Termination After Agreement Termination Date	12

Article 7
INTEREST ON LATE PAYMENTS

Section 7.01. Interest on Late Payments	13

Article 8
CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

Section 8.01. Gross-up Payment	13
Section 8.02. Disposition of Claims	14

Article 9
COMPETITION

Section 9.01. Competition	14

Article 10
NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION

Section 10.01. Nondisclosure of Confidential and Proprietary Information	17

Article 11
INVENTIONS

Section 11.01. Inventions	18

Article 12
INJUNCTIVE RELIEF

Section 12.01. Injunctive Relief	19

Article 13
NON-DISPARAGEMENT

Section 13.01. Non-disparagement	19

Article 14
GENERAL

Section 14.01. Survivorship	19
Section 14.02. Arbitration	19
Section 14.03. Payment Obligations Absolute	20
Section 14.04. Successors	21

ii

Annexes and Exhibits

Annex I	Accredited Investor Representations
Annex II	Transfer Restrictions

Exhibit A	Form of Restricted Stock Award Agreement — Class C Interests
Exhibit B	Form of Restricted Stock Award Agreement — Class D Interests
Exhibit C	Form of Release

iii

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) dated as of October 23, 2009, is made by and between COBALT INTERNATIONAL ENERGY, INC., a Delaware corporation (the “Company”), and John P. Wilkirson (“Employee”) and, for the limited purpose of Article 2, Cobalt International Energy, L.P. (the “Partnership”).

RECITALS

WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board of Directors of the Company has approved the Company’s entering into this Agreement with Employee to encourage Employee’s continued service to Cobalt;

WHEREAS, the terms and conditions set forth in this Agreement are similar to the terms and conditions set forth in an existing severance agreement between Employee and the Partnership dated as of April 20, 2009 (the “Prior Severance Agreement”);

WHEREAS, upon the closing of the IPO (as defined below), the Prior Severance Agreement shall be terminated, and this Agreement shall become effective.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Employee agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.

“Accrued Obligations” shall mean Employee’s base salary through the Date of Termination of Employment not theretofore paid, any expenses owed to Employee under the Company’s expense reimbursement policy as in effect from time to time, any accrued vacation pay owed to Employee pursuant to the Company’s vacation policy as in effect from time to time, any earned but unpaid annual performance bonus with respect to a calendar year that has ended on or before the Date of Termination of Employment (it being understood that a bonus will not be considered to have been unearned merely because Employee has not remained employed through the payment date so long as Employee has remained employed through the end of the calendar year that has ended on or before the Date of Termination of Employment), any amount accrued and arising from Employee’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements maintained by the Company which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to Employee under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its subsidiaries.

“Affiliate” shall mean any entity that owns or controls, is owned or controlled by, or is under common control with, the Company.

“Agreement Termination Date” shall mean the fifth anniversary of the closing of the IPO.

“Annualized Base Salary” shall mean an amount equal to the greater of:

(i)            Employee’s annualized base salary at the rate in effect on the date of his Involuntary Termination or termination by reason of death or Disability, as applicable;

(ii)           Employee’s annualized base salary at the rate in effect 90 days prior to the date of his Involuntary Termination or termination by reason of death or Disability, as applicable; or

(iii)          Employee’s annualized base salary at the rate in effect immediately prior to a Change in Control if, on the date upon which such Change in Control occurs or within two years thereafter, Employee’s employment shall be subject to an Involuntary Termination or be terminated by reason of death or Disability.

For the avoidance of doubt, for all purposes of this Agreement, base salary specifically does not include any (A) bonuses, (B) incentive compensation or (C) equity-based compensation.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the willful failure of Employee to substantially perform Employee’s duties as an employee of the Company (other than any such failure resulting from Employee’s physical or mental incapacity), (ii) Employee’s having engaged in willful misconduct, gross negligence or a breach of fiduciary duty that results in material and demonstrable harm to the Company or any of its Affiliates, (iii) Employee’s willful and material breach of this Agreement (as amended from time to time) that results in material and demonstrable harm to the Company or any of its Affiliates, (iv) Employee’s having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any felony under the laws of the United States, any state or the District of Columbia, where such felony involves moral turpitude or where, as a result of such felony, the continued employment of Employee would have, or would reasonably be expected to have, a material adverse impact on the Company’s or any of its Affiliates’ reputations, (v) Employee’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud including, for example, any such order consented to by Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied, (vi) Employee’s unlawful use (including being under the influence of) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities as an employee of the Company, or (vii) Employee’s commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Company or any of its Affiliates.  If the Company desires to terminate Employee’s employment for Cause in accordance herewith, it shall provide Employee with a Notice of Termination of Employment in accordance with Section 5.02 and allow Employee 30 days following the date of such notice to fully remedy, cure or rectify, if possible, the situation giving rise to the Company’s allegations of Cause.  For purposes of this definition, no act, or failure to act, on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Employee Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.  The cessation of employment of Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board at which at least a quorum is present (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel for Employee, to be heard before the Board) finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.

(a)           “Change in Control” means the occurrence of any one or more of the following events:

(i)    any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Act”)), other than an employee benefit plan or trust maintained by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors (other than the private equity sponsors of the Company and their respective Affiliates);

(ii)   at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or

(iii)  the consummation of (A) a merger or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person (other than an Affiliate (as defined in the Company Long Term Incentive Plan)) of assets of the Company and/or any of its subsidiaries, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred with respect to Employee if Employee is part of a “group” within the meaning of Section 13(d)(3) of the Act that consummates the Change in Control transaction.  In addition, for purposes of the definition of Change in Control, a person engaged in business as an underwriter of securities shall not be deemed to be the beneficial owner of, or to beneficially own, any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

“Cobalt Equity Payment” means the issuance of an equity interest in Cobalt to Employee, the accelerated vesting of any such equity interest or any other benefit conferred to Employee in connection with any such equity interest that, in any such case, could potentially be subject to the Excise Tax.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Date of Termination of Employment” shall mean (i) if Employee’s employment with the Company is terminated by his death, the date of Employee’s death, or (ii) if Employee’s employment with the Company is terminated for any reason whatsoever other than Employee’s death, the earlier of the date indicated in the Notice of Termination of Employment or the date specified by the Company pursuant to Section 5.02.

“Disability” shall mean, at any time the Company or any Affiliate sponsors a long-term disability plan that covers Employee and other Employee employees of the Company, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, then “Disability” shall refer to that definition of disability which, if Employee qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether Employee has a Disability shall be made by the person or persons required to make final disability determinations under the long-term disability plan.  At any time the Company or any Affiliate does not sponsor such a long-term disability plan, Disability shall mean Employee’s inability to perform, with or without reasonable accommodation, the essential functions of his position with the Company for a total of three months during any six-month period as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.  Any refusal by Employee to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Employee’s Disability.

“Excise Tax” shall have the meaning assigned to such term in Section 8.01.

“Good Reason” shall mean the occurrence of any of the following events: (i) a material diminution in Employee’s base salary; or (ii) relocation of the geographic location of Employee’s principal place of employment by more than 75 miles from Houston, Texas.

Notwithstanding the preceding provisions of this definition or any other provision in this Agreement to the contrary, any assertion by Employee of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (A) the condition described in clauses (i) or

(ii) of this definition giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Company of such condition in accordance with Section 14.07 within 45 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of Employee’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

“Gross-up Payment” shall have the meaning assigned to such term in Section 8.01.

“Inventions” shall have the meaning assigned to such term in Section 11.01.

“IPO” shall mean the underwritten public offering of shares of the Company’s common stock pursuant to Registration Statement No. 333-161734 on Form S-1 filed with the Securities and Exchange Commission.

“Involuntary Termination” shall mean any termination of Employee’s employment with the Company (i) by the Company without Cause or (ii) by Employee for Good Reason.  For the avoidance of doubt, the term “Involuntary Termination” does not include a termination of Employee’s employment with the Company for any other reason whatsoever, including, without limitation, (A) by the Company for Cause, (B) by Employee without Good Reason or (C) as a result of Employee’s death or Disability.

“Non-Compete Period” shall have the meaning assigned to such term in Section 9.01(b).

“Notice of Termination of Employment” shall have the meaning assigned to such term in Section 5.02.

“Parachute Value” of a Payment shall mean the present value as of the date of the change in ownership or effective control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Partnership Agreement” shall mean the Fourth Amended and Restated Agreement of Limited Partnership of Cobalt International Energy, L.P., as amended.

“Payment” shall have the meaning assigned to such term in Section 8.01.

“Pro Rata Bonus” shall mean an amount equal to the product of (i) the actual annual bonus Employee would have been entitled to receive, based on the Company’s actual performance through the end of the calendar year in which Employee’s termination of employment with the Company occurred, determined as if he had continued his employment with the Company through the end of such calendar year and (ii) a fraction, the numerator of which is the number of days during the calendar year through the date of Employee’s termination of employment with the Company and the denominator of which is 365.

“Pro Rata Bonus Payment Date” shall mean, with respect to a Pro Rata Bonus for a particular calendar year, the date on which annual bonuses for such calendar year are generally paid to employees of the Company who have not terminated employment with the Company, but in no event earlier than January 1 of the year following such calendar year nor later than December 31 of the year following such calendar year.

“Reorganization Agreement” shall mean the Reorganization Agreement to be entered into prior to the IPO among the Partnership, the Company and the other parties signatory thereto.

“Restricted Stock” shall mean the shares of restricted stock issued to Employee in connection with the IPO.

“Safe Harbor Amount” shall mean 2.99 times Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

“Separation from Service” means, with respect to Employee, the (i) cessation of all services performed by Employee for the Company or (ii) permanent decrease in the level of services performed by Employee for the Company (whether as an employee or as an independent contractor) to no more than 20 percent of the average level of services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company, if Employee has been providing services to the Company for less than 36 months).

“Severance Amount” shall mean (i) if Employee incurs an Involuntary Termination prior to a Change in Control or on or after the second anniversary of the Change in Control (to the extent applicable), 50% of Annualized Base Salary and (ii) if Employee incurs an Involuntary Termination on the date of the Change in Control or prior to the second anniversary of the Change in Control, 50% of Annualized Base Salary

ARTICLE 2

EFFECTIVENESS; TERM OF AGREEMENT; PRIOR SEVERANCE AGREEMENT

Section 2.01.  Effectiveness; Term of Agreement; Prior Severance Agreement.  This Agreement shall become effective upon the closing of the IPO.  Subject to an earlier termination of Employee’s employment with the Company pursuant to Article 5, this Agreement shall terminate and be of no further force or effect on the Agreement Termination Date.  Upon the effectiveness of this Agreement, the Prior Severance Agreement shall terminate and be of no further force or effect.  If the IPO does not close by March 31, 2010, this Agreement shall be void ab initio and the Prior Severance Agreement shall remain in full force and effect in accordance with its terms as of such date.

ARTICLE 3

CERTAIN EMPLOYEE REPRESENTATIONS AND AGREEMENTS; IPO EQUITY GRANT.

Section 3.01.  Services.  Employee agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability, in a prudent and businesslike manner and consistent with the standards expected by the Company of an Employee-level employee.  Employee also agrees that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

Section 3.02.  Accredited Investor Representations.  Employee hereby represents to the Company that the representations set forth in Annex I to this Agreement (i) are true and correct as of the date of this Agreement and (ii) shall be true and correct as of the date of the closing of the IPO.

Section 3.03.  Transfer Restrictions.  Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the transfer restrictions set forth in Annex II to this Agreement.

Section 3.04.  Life Insurance.  This Agreement constitutes written notice to Employee that (a) the Company or an Affiliate may insure Employee’s life, (b) the Company or an Affiliate shall have the right to determine the amount of insurance and the type of policies, and (c) the Company or an Affiliate will be the beneficiaries of any proceeds payable under such policies upon the death of Employee.  Employee hereby irrevocably consents to being insured under the policies described in the preceding sentence and to the coverage under such policies continuing after the termination of this Agreement and/or Employee’s termination of employment with the Company and its Affiliates.  Employee agrees and acknowledges that Employee shall not have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policies, and neither Employee nor any other person claiming through Employee shall have any interest in such policies.  Employee shall (i) furnish any and all information reasonably requested by the Company, any Affiliate or the insurer to facilitate the issuance of the life insurance policy or policies described in this paragraph or any adjustment to any such policy, and (ii) take such physical examinations as the Company, any Affiliate or the insurer deems necessary.  Employee shall incur no financial obligation by executing any required document pursuant to this Section 3.04, and shall have no interest in any such policy.

Section 3.05.  IPO Equity Grants.  Immediately prior to the Effective Time (as defined in the Reorganization Agreement), Employee received 1,000 units of Class C Interests (as defined in the Partnership Agreement) and 1,500 units of Class D Interests (as defined in the Partnership Agreement), which will at the Effective Time convert to restricted shares of the Company’s common stock subject to the terms and conditions of the Company Long Term Incentive Plan and the forms of Restricted Stock Award Agreements attached as Exhibit A and Exhibit B to this Agreement.

ARTICLE 4

CONFIDENTIAL INFORMATION, INVENTIONS, BUSINESS

OPPORTUNITIES AND GOODWILL

Section 4.01.  Confidential Information, Inventions, Business Opportunities and Goodwill.  The Company shall (a) disclose to Employee, and place Employee in a position to have access to or develop, confidential or proprietary information and Inventions of the Company (or its Affiliates); (b) entrust Employee with business opportunities of the Company (or its Affiliates); and (c) place Employee in a position to develop business good will on behalf of the Company (or its Affiliates).

ARTICLE 5

TERMINATION OF EMPLOYMENT AND NOTICE OF TERMINATION OF EMPLOYMENT

Section 5.01.  Termination of Employment.  Employee’s employment with the Company may be terminated by the Company or Employee under the following circumstances: (a) Employee’s death; (b) Employee’s Disability; (c) termination by the Company for Cause; (d) termination by the Company without Cause; (e) resignation by Employee for Good Reason; or (f) resignation by Employee without Good Reason.  For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a Separation from Service.

Section 5.02.  Notice of Termination of Employment.  Any termination of Employee’s employment by the Company or by Employee (other than termination by reason of Employee’s death) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in the first sentence of Section 5.01 relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and specifying a Date of Termination of Employment which, if submitted by Employee, shall be at least 30 days following the date of such notice (a “Notice of Termination of Employment”); provided, however, that in the case of any Notice of Termination of Employment submitted by Employee, the Company may, in its sole discretion, advance the Date of Termination of Employment to any date following the Company’s receipt of the Notice of Termination of Employment (and, if the Date of Termination of Employment is so advanced, it shall not change the basis for Employee’s termination nor be construed or interpreted as a termination of Employee’s employment by the Company for any reason whatsoever).  A Notice of Termination of Employment submitted by the Company may provide for a Date of Termination of Employment on the date Employee receives the Notice of Termination of Employment, or any date thereafter elected by the Company in its sole discretion.  The failure by Employee or the Company to set forth in the Notice of Termination of Employment any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Employee or the Company hereunder or preclude Employee or the Company from asserting such fact or circumstance in enforcing Employee’s or the Company’s rights hereunder.

Section 5.03.  Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee: (i) as an officer of the Company and each Affiliate; (ii) as a member of the Board (if applicable); (iii) from the board of directors or similar governing body of any Affiliate; and (iv) from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such Affiliate’s designee or other representative.

ARTICLE 6

SEVERANCE BENEFITS

Section 6.01.  Death, Disability, Termination for Cause or Resignation Without Good Reason.  If Employee’s employment with the Company is terminated by the Company for Cause or by Employee without Good Reason, or if such employment terminates by reason of Employee’s death or Disability, then, upon such termination, Employee (or Employee’s estate) shall be entitled to receive the Accrued Obligations (other than in the case of a termination by the Company for Cause, any bonus or incentive compensation that under the applicable plan requires Employee to be employed on the date of payment).  If Employee’s employment with the Company terminates by reason of death or Disability, then the Company shall also pay to Employee (or Employee’s estate or legal representatives, as applicable) on the Pro Rata Bonus Payment Date an amount in cash equal to the Pro Rata Bonus.

Section 6.02.  Involuntary Termination.  If Employee’s employment with the Company shall be subject to an Involuntary Termination, Employee shall be entitled to receive the Accrued Obligations and, subject to the provisions of Section 14.09, the Company will, as additional compensation for services rendered to the Company (including its Affiliates), pay to Employee the following amounts and take the following actions after the last day of Employee’s employment with the Company:

(a)                        if the Involuntary Termination occurs prior to a Change in Control or on or after the second anniversary of the Change in Control (to the extent applicable), pay to Employee in equal monthly installments an amount in cash equal to the Severance Amount, the first installment to be paid on the date that is 60 days after the date of Employee’s termination of employment with the Company and subsequent installments to be paid on the first day of each of the next 11 calendar months thereafter or such lesser number of installments such that no installment is paid after March 1st of the year following the year in which Employee’s employment was terminated, with each installment equal to the Severance Amount divided by the total number of such installments to be paid;

(b)                       if the Involuntary Termination occurs on the date of a Change in Control or before the second anniversary of the Change in Control, pay to Employee on the date that is 60 days after the date of Employee’s termination of employment with the Company a lump sum cash payment in an amount equal to the Severance Amount;

(c)                        pay to Employee on the Pro Rata Bonus Payment Date an amount in cash equal to the Pro Rata Bonus; provided, however, that if this paragraph applies with respect to a Pro Rata Bonus for a calendar year beginning on or after January 1, 2010 and is intended to constitute performance-based compensation within the meaning of, and for purposes of, Section 162(m) of the Code, then this paragraph shall apply with respect to such Pro Rata Bonus only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under Section 162(m) of the Code; and

(d)                       during the portion, if any, of the 18-month period following the date of Employee’s termination of employment with the Company that Employee elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse Employee on a monthly basis for the difference, if any, between (i) the amount Employee pays to effect and continue such coverage and (ii) the amount charged to a similarly situated active employee of the Company for similar coverage.

Notwithstanding the foregoing, if Employee is entitled to receive severance payments under Section 6.02 (a) or (b), as applicable, and under Section 6.02(c), the aggregate amount payable pursuant to Sections 6.02 (a) or (b), as applicable, and Section 6.02(c) (the “Aggregate Severance Amount”) shall be reduced (but not below zero) by the fair market value, as of the Employee’s Date of Termination of Employment, of the Restricted Stock held by Employee that has then vested, or that may vest at any time after the Employee’s Date of Termination of Employment (the “Carried Amount”).  If the Carried Amount exceeds the Aggregate Severance Amount prior to the commencement of payment of any of the severance benefits described in Section 6.02(a) or (b), as applicable, and Section 6.02(c), then Executive shall not be entitled to receive any payments pursuant to 6.02(a) or (b), as applicable, or Section 6.02(c).  If the Carried Amount does not exceed the Aggregate Severance Amount prior to the commencement of payment of any of the severance benefits described in Sections 6.02(a) or (b), as applicable, and Section 6.02(c), then the reduction shall be effected as follows: first, the payment provided for in Section 6.02(c) shall be reduced by the Carried Amount if the Carried Amount or any portion thereof has been paid prior to the payment date provided for in Section 6.02(c), and if necessary, payments of the amounts provided for in Section 6.02(a) or (b), as applicable, shall be reduced pro rata by any additional Carried Amount.  If at any time after the commencement of payment of the severance benefits described in Section 6.02(a) or (b), as applicable, and Section 6.02(c), the Carried Amount not yet applied as a reduction in the severance benefits exceeds the remaining severance benefits to be paid, the Company shall cease to make any further payments in respect of either severance benefit, but no amount previously paid to Executive pursuant to Section 6.02(a) or (b), as applicable, and Section 6.02(c) shall be repaid to the Company.

Section 6.03.  Death, Disability or Involuntary Termination After Agreement Termination Date.  If, after the Agreement Termination Date but prior to the payment date of the annual bonus for the calendar year in which the Agreement Termination Date occurs, Employee’s employment with the Company terminates by reason of the Employee’s death or by reason of what would have otherwise qualified as Disability or Involuntary Termination under this

Agreement if this Agreement was still in effect at the time of such termination of employment, the Company shall pay to Employee (or Employee’s estate or legal representatives, as applicable), subject to the provisions of Section 14.09, on the Pro Rata Bonus Payment Date an amount in cash equal to the Pro Rata Bonus.

ARTICLE 7

INTEREST ON LATE PAYMENTS

Section 7.01.  Interest on Late Payments. If any payment provided for in Section 6.02(a), (b) or (c) or Section 6.03 is not made when due, then the Company shall pay to Employee interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at 5% plus the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime rate shall be announced by such bank.

ARTICLE 8

CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

Section 8.01.  Gross-up Payment.  Notwithstanding anything to the contrary in this Agreement (but subject to the remaining provisions of this Section 8.01), in the event that any payment, benefit or distribution by the Company to or for the benefit of Employee, whether paid, payable, provided, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Employee an additional payment (a “Gross-up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon all Payments except for the Cobalt Equity Payments.  Notwithstanding the provisions of the preceding sentence, if it shall be determined that Employee is entitled to the Gross-up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-up Payment shall be made to Employee and the amounts payable under Article 6 shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The reduction of the amounts payable under Article 6, if applicable, shall be made by reducing Payments payable hereunder (including reducing a Payment to zero) in the order in which such Payments would be made (beginning with such Payment that would be made first in time and continuing, to the extent necessary, through to such Payment that would be made last in time).  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under Article 6 (and no other Payments) shall be reduced.  If the reduction of the amount payable under Article 6 would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, then no amounts payable under Article 6 shall be reduced pursuant to this Section 8.01.  The Company’s obligation to make a Gross-up Payment under this Section 8.01 shall not be conditioned upon Employee’s termination of employment.  The Gross-up Payment attributable to a particular Payment shall be made at the time such Payment is made; provided, however, that in no event shall the Gross-up Payment be made later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes.  The Company and Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment.

Section 8.02.  Disposition of Claims.  Employee shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Employee) within five days of the receipt of such claim.  The Company shall notify Employee in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If the Company decides to contest such claim, Employee shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action.  If, as a result of the Company’s action with respect to a claim, Employee receives a refund of any amount paid by the Company with respect to such claim, Employee shall promptly pay such refund to the Company.  If the Company fails to timely notify Employee whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Employee the portion of such claim, if any, which it has not previously paid to Employee.

ARTICLE 9

COMPETITION

Section 9.01.  Competition.  (a) Employee and the Company agree to the restrictive covenants of this Article  9: (i) in consideration for the confidential information provided by the Company to Employee pursuant to Section 4.01 or otherwise during the course of his employment; (ii) as part of the consideration for the compensation and benefits to be paid to Employee by the Company; (iii) to protect the (A) trade secrets and confidential information of the Company disclosed or entrusted to Employee by the Company and (B) business goodwill of the Company developed through the efforts of Employee and/or the business opportunities disclosed or entrusted to Employee by the Company; and (iv) as an additional incentive for the Company to enter into this Agreement.

(b)                       Subject to the exceptions set forth in the last sentence of this Section 9.01(b), Employee shall not at any time while employed by the Company and for a 6-month period following the Date of Termination of Employment (the “Non-Compete Period”), directly or indirectly engage in, have any equity interest in, be affiliated with, or manage or operate any person, firm, corporation, partnership, entity or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that engages in any business that competes with any Business (as defined below) of the Company in the states within the United States (or District of Columbia, if applicable) and in the geographic regions outside of the United States (i) in which the Company conducts operations or (ii) with respect to which the Company devotes more than de minimis resources in the furtherance of the Business; provided, however, that Employee shall be permitted to acquire a passive stock interest in such a business if the stock acquired is publicly traded and is not more than two percent of the outstanding interest in such business.  Notwithstanding the foregoing or anything to the contrary in this Agreement, it shall not be a violation of this Article 9 for Employee to (A) provide services to any person or entity engaged in the Business if Employee is not involved, directly or indirectly, in the management, supervision or operations of the Business (including by reason of any individual reporting to Employee) and the gross revenues generated by the Business do not constitute more than 33% of the consolidated gross revenues of such person or entity and its affiliates and (B) provide services to or otherwise be affiliated with a venture capital or private equity firm that holds investments in entities engaged in the Business if Employee is not involved, directly or indirectly, in the identification, evaluation, recommendation, acquisition, management, operation, supervision or disposition of such investments, and the gross revenues generated by such Business do not constitute more than the 33% of the consolidated gross revenues of such firm and its affiliates.

(c)                        During the Non-Compete Period, Employee shall not, directly or indirectly, recruit or otherwise solicit or induce any employee of the Company, except on behalf of the Company, (i) to terminate his or her employment with the Company or (ii) to establish any relationship with Employee or any of his affiliates for any business purpose competitive with the Business of the Company, provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target any employee of the Company.

(d)                       Employee and the Company agree that the foregoing restrictions are reasonable under the circumstances, are necessary to protect the Company’s legitimate business interests and that any breach of such restrictions would cause irreparable injury to the Company.  Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the United States and outside the United States during the Non-Compete Period but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company to justify such restrictions.  Further, Employee acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent him from earning a living.  Nevertheless, in the event the terms of this Article 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e)                        Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article 9.  Employee acknowledges that the geographic scope and duration of the covenants contained in this Article 9 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the Company’s operations of, and in, the Business, (ii) Employee’s level of control over and contact with the Company’s operations of, and in, the Business in all jurisdictions in which it is conducted, (iii) the geographic breadth in which the Company conducts the Business and (iv) the amount of consideration (including confidential information and trade secrets) that Employee is receiving from the Company.

(f)                          As used in this Article 9, (i) the term “Company” shall include the Company and its subsidiaries and (ii) the term “Business” shall mean the exploration for, and the development and production of, oil and natural gas and the acquisition of leases and other real property in connection therewith, as such business may be expanded or altered by the Company during the period of Employee’s employment by the Company; provided, that any business or endeavor shall cease to be the “Business” if the Company is not or ceases to be engaged in such business or endeavor.

(g)                       In consideration of the Company’s promises herein, during the Non-Compete Period, Employee promises to disclose to the Company any employment, consulting, or other service relationship that Employee enters into after the termination of Employee’s employment with the Company for any reason.  Such disclosure shall be made within seven business days after Employee enters into

ARTICLE 10

NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION

such employment, consulting or other service relationship.  Employee expressly consents to and authorizes the Company to disclose both the existence and terms of this Agreement to any future employer or recipient of Employee’s services and to take any steps the Company deems necessary to enforce this Agreement.

Section 10.01.  Nondisclosure of Confidential and Proprietary Information.  (a) Except in connection with the faithful performance of Employee’s duties for the Company or pursuant to Section 10.01(c) or (e), Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, (i) use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity, any (A) confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company, whether in tangible or intangible form) or (B) confidential or proprietary information with respect to the Company’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment or (ii)  deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and materially affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)                       Upon the termination of Employee’s employment with the Company for any reason, Employee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents and electronically stored information, in each case, that are confidential or proprietary to the Company, or any other confidential or proprietary documents (including electronically stored information) concerning the Company’s customers, business plans, strategies, products or processes.

(c)                        Employee may respond to a lawful and valid subpoena or other legal process relating to the business of the Company or the performance of his duties on behalf of the Company but shall (i) give the Company prompt notice thereof, (ii) make available to the Company and its counsel the documents and other information sought that are not subject to a binding confidentiality agreement and  (iii) assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)                       As used in this Article 10 and Article 11, the term “Company” shall include the Company and its subsidiaries.

(e)                        Nothing in this Agreement shall prohibit Employee from (i) disclosing information and documents when required by law, subpoena, court order or legal process, (ii) disclosing information and documents to his immediate family members or, for the purpose of securing legal or tax advice, attorney or tax adviser (provided that the persons to whom such disclosures are made shall be informed of their obligation to maintain the strict confidentiality of any information provided to them), (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer or person or entity to whom he may provide consulting services, or (iv) retaining, at any time, his personal correspondence and rolodex or address book and documents related to his own personal benefits, entitlements and obligations.

ARTICLE 11

INVENTIONS

Section 11.01.  Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent or originate during the period of his employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  Employee hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

ARTICLE 12

INJUNCTIVE RELIEF

Section 12.01.  Injunctive Relief.   It is recognized and acknowledged by Employee that a breach of the covenants contained in Articles 9, 10, 11 and 13 will cause irreparable damage to Company and its Affiliates and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Employee agrees that in the event of a breach of any of the covenants contained in Articles 9, 10, 11 and 13, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

ARTICLE 13

NON-DISPARAGEMENT

Section 13.01.  Non-disparagement.  During Employee’s employment with the Company and following termination of his employment with the Company for any reason, (a) Employee agrees not to disparage in any material respect the Company, its subsidiaries, any of their products or practices, or any of their directors, officers, agents, representatives, members, partners or stockholders, (b) either orally or in writing and (c) the Company agrees that it and its subsidiaries will (i) not make any formal statements that disparage in any material respect Employee and (ii) use commercially reasonable efforts to advise its directors and officers not to disparage in any material respect Employee.

ARTICLE 14

GENERAL

Section 14.01.  Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

Section 14.02.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Houston, Texas in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation or continuation of any violation of the provisions of Articles 9, 10, 11 or 13 of this Agreement and Employee hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond.  Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  The Company shall bear all administrative fees and expenses of the arbitration and each party shall bear its own counsel fees and expenses except as otherwise provided in this paragraph.  If Employee makes a claim against the Company relating to the performance of, or the rights and obligations of, the Company arising under, relating to or in connection with this Agreement (a “Covered Claim by the Employee”), the arbitrators shall award Employee his reasonable legal fees and expenses if Employee prevails on one material Covered Claim by the Employee (as determined by the arbitrator).  If a claim is made by the Company against Employee relating to the performance of, or the rights and obligations of, Employee arising under, relating to or in connection with this Agreement (a “Covered Claim by the Company”), the arbitrators shall award Employee his reasonable legal fees and expenses; provided that if such Covered Claim by the Company relates to Employee’s performance or obligations under Articles 9, 10, 11 or 13, the arbitrators shall award Employee his legal fees and expenses only if the Company does not prevail on any Covered Claim by the Company relating to any such Section (as determined by the arbitrator).  Any reimbursement of reasonable legal fees and expenses required under this Section 14.02 and any reimbursement of expenses included in the Accrued Obligations payable to Employee under Article 6 shall be made not later than the close of Employee’s taxable year following the taxable year in which Employee incurs the expense; provided, however, that, upon Employee’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Employee’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code.  In no event shall any reimbursement be made to Employee for such fees and expenses incurred after the date that is 10 years after the date of Employee’s termination of employment with the Company.

Section 14.03.  Payment Obligations Absolute.  The Company’s obligation to pay Employee the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else.  All amounts payable by the Company shall be paid without notice or demand.  Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

Section 14.04.  Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  This Agreement shall also be binding upon and inure to the benefit of Employee and his estate.  If Employee shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

Section 14.05.  Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.06.  Non-alienation.  Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

Section 14.07.  Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Employee, such notices or communications shall be effectively delivered if hand-delivered to Employee at his principal place of employment or if sent by registered or certified mail to Employee at the last address he has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal Employee offices.

Section 14.08.  Controlling Law and Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.  With respect to any claim or dispute related to or arising under this Agreement, Employee and the Company hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.  Notwithstanding the foregoing, Section 3.03 and the transfer restrictions set forth in Annex II shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Furthermore, with respect to any claim or dispute related to or arising under Section 3.03 and the transfer restrictions set forth in Annex II, Employee and the Company hereby consent to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 14.09.  Release and Delayed Payment Restriction.  (a) As a condition to the receipt of any benefit under Article 6 hereof (except in the case of the termination of Employee’s employment with the Company by reason of Employee’s death or Disability and except for the Accrued Obligations), Employee shall first execute a release in the form attached hereto as Exhibit B (with such changes therein as the Company may reasonably require to reflect changes in applicable law and the circumstances relating to the termination of Employee’s employment), releasing the Company and certain other persons and entities from certain claims and other liabilities.

(b)                       The release described in Section 14.09(a) hereof must be effective and irrevocable within 55 days after the date of the termination of Employee’s employment with the Company.  Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Employee would otherwise be entitled to during the first six months following the date of Employee’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Employee’s termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.  If this Section 14.09(b) becomes applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date such payment would have been made had this Section 14.09(b) not applied to the actual date of payment, at the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of Employee’s termination of employment (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount.  Employee hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

Section 14.10.  Full Settlement.  If Employee is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Employee might otherwise assert against the Company on account of his termination of employment.

Section 14.11.  Unfunded Obligation.  The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company.

Section 14.12.  Not a Contract of Employment.  This Agreement shall not be deemed to constitute a contract of employment and shall in no way change the at-will nature of Employee’s employment.  Employee and the Company thus recognize and agree that subject to the notice provisions of Section 5.02, (a) the Company may terminate Employee’s employment at any time, for any reason or no reason at all; and (b) Employee may terminate his employment at any time, for any reason or no reason at all.

Section 14.13.  Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement (whether actually or constructively made to Employee or treated as included in Employee’s income under Section 409A of the Code) all federal, state, city, foreign and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

Section 14.14.  Number and Gender.  Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular.  The masculine gender where appearing herein shall be deemed to include the feminine gender.

Section 14.15.  Entire Agreement.  This Agreement, including the Annexes and Exhibits attached hereto, constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any and all prior understandings, agreements or correspondence between the parties.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

EMPLOYEE

/s/ JOHN P. WILKIRSON
John P. Wilkirson

COBALT INTERNATIONAL ENERGY, INC.

By:	/s/ SAMUEL H. GILLESPIE
	Name:	Samuel H. Gillespie
	Title:	General Counsel and Executive Vice President

COBALT INTERNATIONAL ENERGY, L.P.

By:	/s/ SAMUEL H. GILLESPIE
	Name:	Samuel H. Gillespie
	Title:	General Counsel and Executive Vice President

ANNEX I

ACCREDITED INVESTOR REPRESENTATIONS

Employee hereby represents and warrants that he qualifies as an “accredited investor” (as defined in Regulation D of the Securities Act of 1933) by satisfying one or more of the following criteria:

(i)                                     Employee’s individual net worth or joint net worth with Employee’s spouse exceeds $1,000,000; or

(ii)                                  Employee has individual income in excess of $200,000 in each of the two most recent years or joint income with Employee’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

Employee is acquiring interests in the Partnership and / or shares of Company common stock for investment for his own account and not with a view to, or for sale in connection with, any distribution thereof and hereby agrees not to sell any shares of Company common stock in violation of the Federal securities laws.

1

ANNEX II

TRANSFER RESTRICTIONS

Employee agrees not to Transfer prior to the Termination Date the Specified Number of the shares of Company common stock issued to the Employee upon conversion of Class A and Class B Interests (as defined in the Partnership Agreement) in connection with the IPO.  Employee will have the discretion to determine, from time to time, which specific shares of Company common stock are subject to this limitation.

For purposes of this agreement, the following terms have the following meanings:

“Specified Number” means, as of any date, a number of shares equal to the sum of

(a) the product of 80% (or on or after a Change in Control, the lesser of 80% and the remainder set forth in (x) below) and the aggregate number of shares of Company common stock issued to Employee upon conversion of Class B Interests in connection with the IPO, plus

(b) the product of (x) one minus a fraction, the numerator of which is the aggregate number of shares of Company common stock owned by the Sponsors immediately after the closing of the IPO and sold by the Sponsors after the closing of the IPO and prior to such date (other than with respect to any shares of common stock sold by any Sponsor to any of its Affiliates), and the denominator of which is the aggregate number of shares of Company common stock owned by the Sponsors immediately after the closing of the IPO, and (y) the aggregate number of shares of Company common stock issued to Employee upon conversion of Class A Interests in connection with the IPO.

If, at any time prior to the Termination Date, the outstanding shares of Company common stock shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock thereon with a record date during such period or any similar transaction), the calculation of the Specified Number shall be appropriately adjusted.

“Sponsors” shall have the meaning as set forth in the Company’s certificate of incorporation as of the closing of the IPO.

1

“Termination Date” means the earliest of (i) the fifth anniversary of the closing of the IPO, (ii) the date of termination of employment with the Company other than a termination by the Company for Cause, (iii) the first date on which a Change in Control occurs; provided that if prior to the date of such Change in Control, the Company or the acquiror requests in writing that Employee continue to provide services to the Company (or the successor or surviving entity) for a specified period not to exceed 12 months after the Change in Control, the Termination Date shall not expire on the date of the Change in Control but shall expire on the earliest of (x) the last day of the requested period, (y) the date provided in clause (i) or (z) the date, if any, of the termination of employment by the Company (or the successor or surviving entity) without Cause, by Employee for Good Reason or due to Employee’s death or Disability or (iv) the first date on which the Sponsors have sold a number of shares of Company common stock equal to the aggregate number owned by the Sponsors immediately after the closing of the IPO (other than with respect to any shares of common stock sold by any Sponsor to any of its Affiliates).

“Transfer” means (a) offer, sell, pledge, or hypothecate any legal or beneficial interest, including the grant of an option or other right or otherwise transfer or enter into an agreement to do so or (b) entry into any hedge, swap or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership (whether such transaction is settled by delivery of cash, shares or otherwise).

All capitalized terms defined in the agreement to which this Annex is attached and used but not otherwise defined herein are used as therein defined.

Notwithstanding the foregoing, Employee may Transfer:

(i)                                                         any shares of Company common stock issued to Employee upon conversion of Class A and Class B Interests in connection with the IPO in excess of the Specified Number, so long as such shares are not Restricted Shares (as defined in the Award Agreement).

(ii)                                                      any shares of Company common stock issued to Employee upon conversion of Class A and Class B Interests in connection with the IPO (including all or a portion of the Specified Number of such shares):

(a) by will or the laws of descent and distribution,

(b) by gift to a spouse, former spouse, lineal ancestor, lineal descendant, legally adopted child, sibling or lineal

2

descendant or legally adopted child of a sibling of Employee or a trust or other entity for the primary benefit of Employee or any such persons if the transferee agrees in writing to be bound by the provisions of this agreement, or

(c) to any institution qualified as tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986 if the institution agrees in writing to be bound by the provisions of this agreement.

(iii)                                                   with the consent of the Compensation Committee of the Company’s board of directors (which consent will not be unreasonably withheld), a number of shares of Company common stock, in addition to the shares otherwise transferable pursuant to (i) above, necessary to pay income taxes arising from the vesting of any Restricted Shares issued to Employee upon conversion of Class B Interests in connection with the IPO.

(iv)                                                  if the Company’s board of directors (or a committee thereof) in its reasonable judgment makes a good faith determination that Employee has incurred an unforeseeable emergency resulting in severe financial hardship, then Employee may sell a number of shares of Company common stock reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay Federal, state, local or foreign income and employment taxes reasonably anticipated to result from the sale), such number to be determined through the good faith consultation of the Company’s board of directors and Employee; provided that, in all cases, any such sale shall be made only from shares of Company common stock with respect to which Employee has a 100% vested and nonforfeitable interest.

3

EXHIBIT A

FORM OF RESTRICTED STOCK AWARD AGREEMENT — CLASS C INTERESTS

COBALT INTERNATIONAL ENERGY, INC.

LONG TERM INCENTIVE PLAN

Restricted Stock Award Agreement

IPO Award — Class C Interests

You have been granted restricted stock (this “Award”) on the following terms and subject to the provisions of Attachment A and the Cobalt Energy International, Inc. Long Term Incentive Plan (the “Plan”).  Unless defined in this Award agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[Full name]

Number of Shares Underlying Award	[•] Shares (the “Restricted Shares”)

Grant Date	[Date of closing of IPO]

Vesting

Subject to Section 3 of Attachment A, the Restricted Shares shall fully vest on [January 1, 2013](1) [fifth anniversary of closing of IPO](2) (the “Scheduled Vesting Date”) if the Participant does not experience a Termination of Service at any time prior to the Scheduled Vesting Date (the “Service Condition”).

(1) For Class C Interests currently outstanding.

(2) For Class C Interests available for grant in connection with IPO.

A-1

Attachment A

Restricted Stock Award Agreement

Terms and Conditions

Grant to:  [Full name]

Section 1.  Grant of Restricted Stock Award.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants Restricted Stock to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.  This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2.  Issuance of Shares.

(a)           The Restricted Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that the Restricted Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a stock certificate or certificates.  In the event that any stock certificate is issued in respect of the Restricted Shares, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares and (iii) be held in custody by the Company.

(b)           Voting Rights.  The Participant shall have voting rights with respect to the Restricted Shares.

(c)           Dividends.  All cash and other dividends and distributions, if any, that are paid with respect to any Restricted Shares shall be withheld by the Company and paid to the Participant, without interest, only when, and if, the Restricted Shares become vested in accordance with this Agreement.

(d)           Transferability.  Unless and until the Restricted Shares become vested in accordance with this Agreement, the Restricted Shares shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant.

(e)           Section 83(b) Election.  If the Participant chooses, the Participant may make an election under Section 83(b) of the Code with respect to the Restricted Shares, which would cause the Participant currently to recognize income for U.S. federal income tax purposes in an amount equal to the excess (if any) of the fair market value of the Restricted Shares (determined as of the Grant Date) over the amount, if any, that the Participant paid for the Restricted Shares, which excess will be subject to U.S. federal income tax.  The form for making a Section 83(b) election is attached as Attachment B.  The Participant

2

acknowledges that (i) the Participant is solely responsible for the decision whether or not to make a Section 83(b) election, and the Company is not making any recommendation with respect thereto, (ii) it is his or her sole responsibility to timely file the Section 83(b) election within 30 days after the Grant Date, if the Participant decides to make such election, and (iii) if the Participant does not make a valid and timely Section 83(b) election, the Participant will be required to recognize ordinary income at the time of vesting on any future appreciation on the Restricted Shares.

(f)            Withholding Requirements.  The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Restricted Shares (or any dividend or distribution thereon), and the Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.  Notwithstanding the foregoing, the Committee may permit, in its sole discretion, the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which a withholding obligation arises, a number of vested Shares owned and designated by the Participant having an aggregate fair market value as of such date that is equal to the minimum amount required to be withheld.  If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the fair market value of the Shares transferred to the Company as provided above.

Section 3.  Vesting of Restricted Shares.

(a)           Termination of Service.

(i)            Death or Disability.  In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability, the Restricted Shares shall fully vest as of the date of such termination.

(ii)           Any Other Termination of Service.  In the event of the Participant’s Termination of Service at any time for any reason (other than due to the Participant’s death or Disability), the Restricted Shares shall be forfeited in their entirety as of the date of such termination without any payment to the Participant.

Notwithstanding the foregoing, in the event of the Participant’s Termination of Service other than by the Company for Cause, the Committee may, in its sole discretion, accelerate the vesting or waive any term or condition (including the Service Condition) of this Agreement, subject to such terms and

3

conditions as the Committee deems appropriate, with respect to all or a portion of the Restricted Shares.

(b)           Change in Control.  If a Change in Control occurs at any time, the Restricted Shares shall fully vest as of the date of such Change in Control.

(c)           Committee’s Failure to Grant Specified Awards.  The Restricted Shares shall fully vest as of the third anniversary of the IPO if, during the period commencing on the Grant Date and ending on the third anniversary of the IPO, the Committee has not granted Awards under the Plan with terms substantially similar to the terms set forth in the form of restricted stock award agreement appended to the Reorganization Agreement as Exhibit A-3 (other than Section 4(c) of such agreement) with respect to [insert number equal to 95% of the excess of the total number of Shares issuable with respect to 100,000 Class D Units less the number of shares issued to Class D holders upon the IPO] Shares in the aggregate.  For the avoidance of doubt, IPO Awards granted under the Plan shall not constitute Awards granted for purposes of this Section 4(c)).

(d)           Effect of Vesting.  Subject to the provisions of this Agreement, upon the vesting of Restricted Shares, the restrictions under this Award with respect to such Shares shall lapse, and subject to any applicable Lock Up Agreement, such Shares shall be fully assignable, saleable and transferable by the Participant, and the Company shall deliver such Shares, along with any dividends and other distributions that were paid with respect to such Shares but withheld pending vesting, to the Participant.  Subject to any applicable Lock Up Agreement, such Shares shall be delivered by transfer to the Depository Trust Company for the benefit of the Participant or by delivery of a stock certificate registered in the Participant’s name.

Section 4.  Miscellaneous Provisions.

(a)           Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Cobalt International Energy, Inc.

Two Post Oak Central

1980 Post Oak Blvd., Suite 1200

Attention: [General Counsel]

Facsimile: [number]

4

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)           Entire Agreement.  This Agreement, the Plan, and any other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)           Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify the Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)           Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)           Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)            Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5

(g)           Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Restricted Shares pursuant to the provisions of this Agreement.

(h)           Plan.  The Participant acknowledges and understands that material definitions and provisions concerning the Restricted Shares and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

(i)            Governing Law.  The Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

(j)            Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on each party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4(a) shall be deemed effective service of process on such party.

(k)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COBALT INTERNATIONAL ENERGY, INC.

By:
Name:
Title:

[Name of Participant]

7

Attachment B

SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)	The taxpayer performing the services is:

Name:
Address:
Social Security Number:

(2)		The property with respect to which the election is being made is shares (the “Restricted Shares”) of common stock, par value $.01 per share, of Cobalt International Energy, Inc. (the “Company”)

(3)		The Restricted Shares were transferred on .

(4)		The taxable year in which the election is being made is the calendar year .

(5)

The Restricted Shares are not transferable and are subject to a substantial risk of forfeiture within the meaning of Section 83(c)(1) of the Internal Revenue Code until and unless specified conditions are satisfied or a specified event occurs, in each case as set forth in the Company’s Long Term Incentive Plan and the Restricted Stock Award Agreement pursuant to which the Restricted Shares were issued.

(6)		The fair market value of the Restricted Shares at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(7)		The amount paid by the taxpayer for the Restricted Shares is $ per share.

(8)		A copy of this statement has been furnished to the Company, for whom the taxpayer will be performing services underlying the transfer of the Restricted Shares.

(9)		This statement is executed on .

	Spouse (if any)	Taxpayer

This statement must be filed with the Internal Revenue Service Center with which you filed your last U.S. federal income tax return within 30 days after the grant date of the Restricted Stock Award Agreement.  This filing should be made by registered or certified mail, return receipt requested.  You are also required to (i) deliver a copy of this statement to the Company and (ii) attach a copy of this statement to your federal income tax return for the taxable year that includes the grant date (and may also be required to

8

attach a copy of this statement to your state income tax return for such year). You should also retain a copy of this statement for your records.

9

EXHIBIT B

FORM OF RESTRICTED STOCK AWARD AGREEMENT — CLASS D INTERESTS

COBALT INTERNATIONAL ENERGY, INC.

LONG TERM INCENTIVE PLAN
Restricted Stock Award Agreement

IPO Award — Class D Interests

You have been granted restricted stock (this “Award”) on the following terms and subject to the provisions of Attachment A and the Cobalt Energy International, Inc. Long Term Incentive Plan (the “Plan”).  Unless defined in this Award agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[Full name]

Number of Shares Underlying Award	[•] Shares (the “Restricted Shares”)

Grant Date	[Date of closing of IPO]

Vesting

Subject to Section 3 of Attachment A, the Restricted Shares shall fully vest on [fifth anniversary of closing of IPO] (the “Scheduled Vesting Date”) if each of the following conditions is satisfied:

•      the Participant does not experience a Termination of Service at any time prior to the Scheduled Vesting Date (the “Service Condition”); and

•      the average of the volume weighted average price of a Share for each trading day during the 90-day period ending on the day before the Scheduled Vesting Date equals or exceeds $[price to public in IPO] (the “Value Condition”). The “volume weighted average price” of a Share shall be computed based on composite trading between 9:30 a.m. and 4:00 p.m. New York City time on the applicable date (i) as reported by The Bloomberg Professional Service on the Company’s page under the “VWAP” field, at 4:00 p.m. on such date; or (ii) if the volume weighted

B-1

average price is not available from The Bloomberg Professional Service in such manner, as reported from a different third party source to which the Company has access on such date or, if the Company does not have access to such a third party source, the high and low sale prices (regular way) of a Share on such date.

2

Attachment A

Restricted Stock Award Agreement

Terms and Conditions

Grant to:  [Full name]

Section 1.  Grant of Restricted Stock Award.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants Restricted Stock to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.  This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2.  Issuance of Shares.

(a)           The Restricted Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that the Restricted Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a stock certificate or certificates.  In the event that any stock certificate is issued in respect of the Restricted Shares, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares and (iii) be held in custody by the Company.

(b)           Voting Rights.  The Participant shall have voting rights with respect to the Restricted Shares.

(c)           Dividends.  All cash and other dividends and distributions, if any, that are paid with respect to any Restricted Shares shall be withheld by the Company and paid to the Participant, without interest, only when, and if, the Restricted Shares become vested in accordance with this Agreement.

(d)           Transferability.  Unless and until the Restricted Shares become vested in accordance with this Agreement, the Restricted Shares shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant.

(e)           Section 83(b) Election.  If the Participant chooses, the Participant may make an election under Section 83(b) of the Code with respect to the Restricted Shares, which would cause the Participant currently to recognize income for U.S. federal income tax purposes in an amount equal to the excess (if any) of the fair market value of the Restricted Shares (determined as of the Grant Date) over the amount, if any, that the Participant paid for the Restricted Shares, which excess will be subject to U.S. federal income tax.  The form for making a Section 83(b) election is attached as Attachment B.  The Participant

3

acknowledges that (i) the Participant is solely responsible for the decision whether or not to make a Section 83(b) election, and the Company is not making any recommendation with respect thereto, (ii) it is his or her sole responsibility to timely file the Section 83(b) election within 30 days after the Grant Date, if the Participant decides to make such election, and (iii) if the Participant does not make a valid and timely Section 83(b) election, the Participant will be required to recognize ordinary income at the time of vesting on any future appreciation on the Restricted Shares.

(f)            Withholding Requirements.  The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Restricted Shares (or any dividend or distribution thereon), and the Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.  Notwithstanding the foregoing, the Committee may permit, in its sole discretion, the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which a withholding obligation arises, a number of vested Shares owned and designated by the Participant having an aggregate fair market value as of such date that is equal to the minimum amount required to be withheld.  If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the fair market value of the Shares transferred to the Company as provided above.

Section 3.  Vesting of Restricted Shares.

(a)           Termination of Service.

(i)            Death or Disability.  In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability, (x) the Service Condition shall be deemed to be satisfied as of the date of such termination and (y) if the Value Condition is satisfied as of the Scheduled Vesting Date, the Restricted Shares shall fully vest as of such date.

(ii)           Any Other Termination of Service.  In the event of the Participant’s Termination of Service at any time for any reason (other than due to the Participant’s death or Disability), the Restricted Shares shall be forfeited in their entirety as of the date of such termination without any payment to the Participant.

Notwithstanding the foregoing, in the event of the Participant’s Termination of Service other than by the Company for Cause, the Committee may,

4

in its sole discretion, accelerate the vesting or waive any term or condition (including the Service Condition and/or Value Condition) of this Agreement, subject to such terms and conditions as the Committee deems appropriate, with respect to all or a portion of the Restricted Shares.

(b)           Change in Control.  If a Change in Control occurs at any time and the Value Condition is satisfied as of the date of such Change in Control (as described below), the Restricted Shares shall fully vest as of the date of such Change in Control; provided that if prior to the date of such Change in Control, the Company or the acquirer requests in writing that the Participant continue to provide services to the Company (or the successor or surviving entity) for a specified period not to exceed 12 months after such Change in Control, the Restricted Shares shall vest as of the earliest of (x) the last day of such requested period, (y) the Scheduled Vesting Date or (z) the date, if any, of the Participant’s Termination of Service by the Company (or the successor or surviving entity) without Cause, by the Participant for Good Reason or due to the Participant’s death or Disability (such earliest date, the “Change in Control Vesting Date”).  The Restricted Shares shall be forfeited in their entirety without any payment to the Participant upon his or her Termination of Service by the Company (or the successor or surviving entity) for Cause or by the Participant without Good Reason at any time prior to the Change in Control Vesting Date.  If a Change in Control occurs at any time and the Value Condition is not satisfied as of the date of such Change in Control, the Restricted Shares shall be forfeited in their entirety as of the date of such Change in Control without any payment to the Participant.

If a Change in Control results from the occurrence of an event within the meaning of:

(i)            clause (i) or (iii) of the definition of “Change in Control,” the Value Condition shall be deemed to be satisfied as of the date of such Change in Control if the price or implied price per Share in such Change in Control equals or exceeds $[price to public in IPO]; or

(ii)           clause (ii) of the definition of “Change in Control,” the Value Condition shall be deemed to be satisfied if the average of the volume weighted average price of a Share for each trading day during the 90-day period ending on the day before such Change in Control equals or exceeds $[price to public in IPO].

(c)           Committee’s Failure to Grant Specified Awards.  The Restricted Shares shall fully vest as of the third anniversary of the IPO if, during the period commencing on the Grant Date and ending on the third anniversary of the IPO, the Committee has not granted Awards under the Plan with terms substantially similar to the terms set forth in this Agreement (other than this Section 4(c)) with

5

respect to [insert number equal to 95% of the excess of the total number of Shares issuable with respect to 100,000 Class D Units less the number of Shares issued to Class D holders upon the IPO] Shares in the aggregate.  For the avoidance of doubt, IPO Awards granted under the Plan shall not constitute Awards granted for purposes of this Section 4(c)).

(d)           Effect of Vesting.  Subject to the provisions of this Agreement, upon the vesting of Restricted Shares, the restrictions under this Award with respect to such Shares shall lapse, and subject to any applicable Lock Up Agreement, such Shares shall be fully assignable, saleable and transferable by the Participant, and the Company shall deliver such Shares, along with any dividends and other distributions that were paid with respect to such Shares but withheld pending vesting, to the Participant.  Subject to any applicable Lock Up Agreement, such Shares shall be delivered by transfer to the Depository Trust Company for the benefit of the Participant or by delivery of a stock certificate registered in the Participant’s name.

Section 4.  Miscellaneous Provisions.

(a)           Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Cobalt International Energy, Inc.

Two Post Oak Central

1980 Post Oak Blvd., Suite 1200

Attention: [General Counsel]

Facsimile: [number]

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)           Entire Agreement.  This Agreement, the Plan, and any other agreements referred to herein and therein and any schedules, exhibits and other

6

documents referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)           Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify the Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)           Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)           Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)            Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)           Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Restricted Shares pursuant to the provisions of this Agreement.

(h)           Plan.  The Participant acknowledges and understands that material definitions and provisions concerning the Restricted Shares and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

7

(i)            Governing Law.  The Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

(j)            Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on each party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4(a) shall be deemed effective service of process on such party.

(k)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COBALT INTERNATIONAL ENERGY, INC.

By:
Name:
Title:

[Name of Participant]

9

Attachment B

SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)             The taxpayer performing the services is:

                           Name:

                           Address:

                           Social Security Number:

(2)             The property with respect to which the election is being made is                      shares (the “Restricted Shares”) of common stock, par value $.01 per share, of Cobalt International Energy, Inc. (the “Company”)

(3)             The Restricted Shares were transferred on                       .

(4)             The taxable year in which the election is being made is the calendar year                    .

(5)             The Restricted Shares are not transferable and are subject to a substantial risk of forfeiture within the meaning of Section 83(c)(1) of the Internal Revenue Code until and unless specified conditions are satisfied or a specified event occurs, in each case as set forth in the Company’s Long Term Incentive Plan and the Restricted Stock Award Agreement pursuant to which the Restricted Shares were issued.

(6)             The fair market value of the Restricted Shares at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $                     per share.

(7)             The amount paid by the taxpayer for the Restricted Shares is $                     per share.

(8)             A copy of this statement has been furnished to the Company, for whom the taxpayer will be performing services underlying the transfer of the Restricted Shares.

(9)             This statement is executed on                       .

Spouse (if any)	Taxpayer

This statement must be filed with the Internal Revenue Service Center with which you filed your last U.S. federal income tax return within 30 days after the grant date of the Restricted Stock Award Agreement.  This filing should be made by registered or certified mail, return receipt requested.  You are also required to (i) deliver a copy of this statement to the Company and (ii) attach a copy of this statement to your federal income tax return for the taxable year that includes the grant date (and may also be required to

10

attach a copy of this statement to your state income tax return for such year).  You should also retain a copy of this statement for your records.

11

EXHIBIT C

FORM OF RELEASE

For and in consideration of certain payments and other benefits due to [•] (“Employee”) pursuant to the Severance Agreement (the “Severance Agreement”) dated as of [•], 20    , between Cobalt International Energy, Inc., (the “Company”) and Employee, and for other good and valuable consideration, Employee hereby agrees, for Employee, Employee’s spouse and child or children (if any), Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company and its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, members, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates or subsidiaries (collectively, with the Company, the “Affiliated Entities”) or Employee’s separation from employment with the Affiliated Entities, which Employee now has or may have against the Released Parties, whether known or unknown to Employee, by reason of facts which have occurred on or prior to the date that Employee has signed this Release.  Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination, the payment of wages and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Employee’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.  By signing this Release, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Release.  This Release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Notwithstanding this release of liability, nothing in this Release prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (the “EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

Employee has read this Release carefully, acknowledges that Employee has been given at least [21] [45] days to consider all of its terms and has been and is hereby advised to consult with an attorney and any other advisors of Employee’s choice prior to executing this Release, and Employee fully understands that by signing below Employee is voluntarily giving up any right which Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  Employee also understands that Employee has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Employee pursuant to the Severance Agreement until eight days have passed since Employee’s signing of this Release without Employee’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.  Finally, Employee expressly represents that he has not been forced or pressured in any manner whatsoever to sign this Release, and Employee agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Employee under the Severance Agreement or any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Employee’s compensation or benefits are intended to continue or Employee is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Employee’s termination and (ii) rights to indemnification Employee may have under (A) applicable law, (B) any other agreement between Employee and a Released Party and (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	[Employee]

Cobalt International Energy, Inc.

Date:	By:
Name:
Title: